Exhibit 10.1
EMPLOYMENT AGREEMENT
This Employment Agreement (“Agreement”) is made and effective this 17th day of July, 2007 (the “ Effective Date”) by and between Full House Resorts, Inc. a Delaware corporation the “Company”, and Andre Hilliou (“Executive”).
In consideration of the premises and of the covenants and agreements herein contained, the parties agree as follows:
1. Employment Services.
Employer hereby employs Executive, and Executive hereby accepts employment as Chief Executive Officer of the Company, reporting to the Board of Directors of the Company, all upon and subject to the terms and conditions herein set forth. For purposes of this Agreement, the term “Company” will be deemed to mean the Company and its subsidiaries or affiliates.
2. Duties.
During the term of his employment, Executive will devote his full-time best efforts and loyalty to this employment and lawfully perform duties as described in Appendix A and such other duties as are reasonably assigned or delegated to him by the Board of Directors consistent with his best abilities and position hereunder. In construing the provisions of this Agreement, “Employer” will include all of Employer’s subsidiary, parent and affiliated corporations and entities. While it is understood and agreed that Executive’s job duties may change at the Board of Directors’ discretion during the Term defined below of this Agreement, his general level of responsibility will not be materially reduced.
3. Term.
The term of this Agreement the “Term”) will begin on the Effective Date stated above and will continue for a two (2) year term. The Term will automatically renew for successive periods of two years each, an “Extended Term”, unless the Company or the Executive gives written notice to the other at least ninety 90 days prior to the end of the then current Term that this Agreement will not be further extended. For purposes of this agreement, “Term” will hereafter include any Extended Term. Otherwise, this Agreement may be terminated as provided in Paragraphs 8 and 9 below.
4. Compensation.
     A. In consideration of the services to be rendered by Executive hereunder, the Company agrees to pay to Executive the sum described in Appendix A annually (the “Base Salary”), pro-rated for the period beginning June 1, 2007 and ending on December 31, 2008 thereafter, the Base Salary will be increased at the discretion of the Board of Directors beginning each January1st of the Term. All Base Salary will be paid in accordance with the regular payroll practices of the Company.
     B. The Executive will also be entitled to receive annual cash bonuses of up to 200% of Base Salary (the “Annual Bonus”), provided the Compensation Committee of the Board of

Directors in its discretion determines that the Executive has met the pre-defined annual Performance Objectives and assigned management duties The Annual Bonus will be paid in accordance with plan documents. Each year’s annual Performance Objectives will be set and approved by the Board of Directors within 90 days of fiscal year beginning.
     C. Pursuant to the terms of Resolution of the Company dated December 15, 2005, and upon shareholder approval of the Company’s “2006 Long-Term Incentive Compensation Plan (“L-T Incentive Plan”), which Incentive Plan was approved by a majority of Company shareholders no later than June 1, 2006, Executive will receive a restricted stock grant of a number of shares described in Appendix A, or as approved by the Board of Directors. The Shares will vest in four equal installments of twenty-five percent (25%) each of which will vest on May 31, 2006 and thereafter on January 6, of 2007, 2008 and 2009 respectively.
1. Forfeiture of Shares. To the extent not inconsistent with any mandatory provisions of the Incentive Plan, any unvested Shares will be forfeited if Company terminates Executive during the Term For Cause (Paragraph 9(A)) or if Executive terminates his employment during the Term Without Good Reason (Paragraph 9(D)).
2. Additional Shares. Executive will be considered by the Company for additional awards of stock- based incentive compensation, which determination will be by the Compensation Committee’s subject to Board of Directors approval and pursuant to the Incentive Plan.
5. Benefits.
     A. Executive will receive paid vacation annually, all of which will be in accordance with the Full House Resorts Inc. Vacation Policy.
     B. Executive will be entitled to participate in all other employment benefits, including but not limited to death and retirement plans, group insurance programs for medical, hospitalization, life, and long term disability, afforded in general to all employees, or to senior executives of the Company of comparable status and tenure.
     C. Throughout the Term, or any extensions thereof, the Company will maintain in full force and effect a policy of term insurance on the life of Executive in an amount determined by the Company, but no less than equal to 2 year’s base compensation, subject to insurability. Executive will promptly advise the Company of his designated beneficiaries of such policy. Upon termination of Executive’s employment, and to the extent permitted under the policy, Executive will have the right to transfer such policy to his own name as provided in Paragraph 9(G).
     D. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies for which the Executive may qualify.
     E. Existing benefit plans are included in Appendix A.
6. Reimbursable Expenses.
The Company will pay all reasonable expenses incurred by Executive in the performance of his responsibilities and duties for the Company. Executive will submit to the Company periodic statements- but no less than every 60 days, of all expenses so incurred in accordance with the Company’s accounting policies. Subject to such audits as the Company may deem appropriate the Company will, promptly and in the ordinary course, reimburse Executive the full amount of any such business expenses advanced by Executive. Company will pay directly all costs of Executive’s regulatory licensings as required by any jurisdiction in which the Company conducts business.
7. Limitation on Outside Business Activities. During the Term of the employment hereunder, without the prior consent of the board of directors, Executive will not:
     A. Render services of a business, professional or commercial nature to any other person or entity, directly or indirectly, whether for compensation or otherwise, except that this prohibition will not be construed to prevent Executive from engaging in charitable activities or investing his assets in such form or manner as will not require his services in the operation of the affairs of the companies in which such investments are made and which are not in violation of Paragraph 7(B) below.
     B. Engage in any activity competitive with or adverse to the welfare of business or related interests of the Company or any of its subsidiaries or affiliates, whether alone, as a partner, officer, director, employee or shareholder of any other corporation or other entity, or otherwise, directly or indirectly, except that the ownership of not more than one percent of the stock of any one or more publicly traded corporations will not be deemed a violation of this Paragraph 7(B)
     C. Be engaged by any person or entity which conducts business with or acts as a consultant or advisor to the Company or any of its subsidiaries or affiliates, whether alone, as a partner, officer, director, employee or shareholder of any other corporation or entity, or otherwise, directly or indirectly, except that ownership of not more than one percent of the stock of any one or more publicly traded corporations will not be deemed a violation of this Paragraph 7(C).
8. Illness, Incapacity or Death During Employment.
     A. Illness or Incapacity If Executive is incapacitated by reason of physical or mental illness or incapacity that results in a material inability to perform his duties under this Agreement, and if such incapacitation continues for a period of ninety 90 consecutive days, then upon 30 days written notice to Executive, or designated legal representative, the Company may terminate the employment of Executive under this Agreement, and upon such termination, Company will pay Executive the following:
(1) His Base Salary to the date of termination, which shall be no less than two years.
(2) An amount equal to his prior year’s Annual Bonus on a pro-rata basis to the date of termination, subject to limitations and terms of Paragraph 4(B).
(3) Reimbursement of all expenses reasonably incurred by Executive in performing his responsibilities and duties for the Company prior to the date of termination
(4) Applicable insurance and other group benefits proceeds

(5) Value of any salary continuation received whether in lump sum or periodically under any Company Long Term Disability Plan or any other applicable insurance or other group benefits provided by the Company.
     B. Death. In the event of Executive’s death, this Agreement will automatically terminate and Company will pay to the Executive’s estate the following:
(1) His Base Salary to the date of death, which shall be no less than two years.
(2) An amount equal to his prior year’s Annual Bonus on a pro-rata basis to the date of death, subject to limitations and terms of Paragraph 4(B)
(3) Reimbursement of all expenses reasonably incurred by Executive in performing his responsibilities and duties for the Company prior to his death
9. Termination by Company or by Executive.
     A. For Cause by the Company. Subject to Paragraph 14, the employment of Executive under this Agreement may be terminated by the Company For Cause upon thirty 30 days written notice to Executive from the Chief Executive Officer, or in the case of the Chief Executive Officer from the Chairman of the Board of Directors. If the Company properly terminates Executive’s employment hereunder for Cause, it will be without further liability to Executive except for payment of all Base Salary and benefits accrued but unpaid to the date of such termination. For purposes of this Agreement, the term “For Cause” means:
(1) Executive’s material fraud, dishonesty, willful misconduct, or willful and continuing failure in the performance of his duties under this Agreement
(2) Executive’s breach of any material provision of this Agreement which has not been cured within 30 days following the notice thereof
(3) The commission by Executive of any felony criminal act or the commission of any crime involving fraud, dishonesty or moral corruptness, including denial or removal of Executive’s licensing from any governmental gaming agency or licensing authority.
Provided however, that any action or inaction that results from Executive’s corporate conduct taken in furtherance of the direction of the Board of Directors or his superiors in the Company will not constitute “Cause” hereunder.
     B. Without Cause by the Company. The employment of Executive under this Agreement may be terminated by the Company without cause at any time upon thirty 30 days’ written notice to Executive. In such event, and in addition to any other entitlements under this Agreement, the Company will pay the Executive the following:
(1) His Base Salary in accordance with the regular payroll practices of the Company for a period of six months, with an additional month for every year of full employment up to a maximum of twelve months
(2) An Annual Bonus for the year of termination equal to the average Annual Bonus of previous 2 years in accordance with plan documents, prorated on an annual basis from the last Annual Bonus received by Executive, subject to a minimum of 100%

(3) Company will continue, at its expense, Executive’s health, dental and other insurance benefits for the remaining portion of the otherwise applicable Term or until Executive is subsequently employed, whichever is less and
     C. Termination by Executive For Good Reason. Subject to Paragraph 14, the Executive may terminate his employment under this Agreement For Good Reason and the Company’s liability to Executive will be to pay the Executive in accordance with Paragraph 9(B)(1—3), as though Executive had been terminated Without Cause. “For Good Reason” means:
(1) A failure by the Company to comply with any material provision of this Agreement which has not been cured within 30 days following the notice thereof
(2) Company’s direction to Executive to do, perform, or omit to perform any act, or Executive’s knowledge of such acts or omissions performed by other Company employees without appropriate redress, which acts or omissions are known to be fraudulent, illegal or could otherwise materially impact negatively upon Executive’s personal and professional reputation.
     D. Termination by Executive Without Good Reason. If the Executive terminates his employment hereunder Without Good Reason, with a minimum notice of 30 days, Executive will receive from the Company only his Base Salary, benefits and reimbursable expenses that have accrued but remain unpaid to the date of such termination, and any earned , but unpaid, Annual Bonus declared by the Board.
     E. Non-Renewal. A non-renewal of the Term under Paragraph 2 is not a “termination” under Paragraph 9 (A)—9(D).
     F. Group Insurance Policies In the event of termination of this Agreement for any reason, Executive will have the right to convert any or all of the Company’s group insurance policies or plans to individual policies to the extent that such policies or plans permit assignment from the group to the individual Executive, and provided Executive thereafter assumes the payment of all related financial obligations from the date of such termination.
10. Confidential Information.
Executive agrees that he will not, during the Term or thereafter: disclose, divulge, discuss, copy or otherwise use or suffer to be used in any manner, the proprietary and confidential plans, inventions, ideas, discoveries, marketing methods, marketing research, customer lists, product research or other data of the Company not otherwise available to the public or to Executive independent of his employment collectively, “Confidential Information”. It is acknowledged by Executive that all such Confidential Information compiled, obtained by, or furnished to Executive while he is employed by the Company is confidential and proprietary information which is the exclusive property of the Company provided, however, that if at any time following the termination of this Agreement, any Confidential Information will become part of the public domain through no fault of Executive, then the restrictions and limitations of this Paragraph will not apply to such particular information.
11. Non-Competition.

     A. Executive agrees that, for the time periods specified in 11 B below, he will not, directly or indirectly, do any of the following:
(1) Own, manage, control, or participate in the ownership, management or control of, or be employed or engaged by, or otherwise affiliated or associated with, as a consultant, independent contractor or otherwise, any other corporation, partnership, proprietorship, firm, association or other business entity, or otherwise engage in any business that is competitive with any business or enterprise in which the Company is engaged at the time Executive’s employment ceases including, without limitation, any gaming venture, Indian gaming or river boat gaming facility located within 100 miles of any metropolitan area in which there is located any gaming facility owned, managed or under development to be owned or managed by the Company, including such gaming facilities not under development which the Company is pursuing, as determined by the date Executive ceases to be employed hereunder or
(2) Solicit or induce any person who is an employee, officer, consultant or agent of the Company or of any subsidiary or affiliate of the Company, to terminate such relationship.
     B. The provisions of this Paragraph 11 will be operative throughout the Term. Upon termination under Paragraphs 8 and 9 or upon a Change of Control under Paragraph 12, the provisions of this Paragraph 11 will be operative for the period during which Executive continues to receive compensation or benefits, or for a period of twelve months, whichever is later
12. Change of Control.
     A. Defined. For the purpose of this Agreement, a “Change of Control” will mean:
(1) The acquisition by any person, entity or “group”, within the meaning of Section 13(d) (3) or 14(d) (2) of the Securities Exchange Act of 1934 (the “Exchange Act”) excluding, for this purpose: (a) the Company or its subsidiaries or (b) any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company, of beneficial ownership, within the meaning of Rule 13d-3 promulgated under the Exchange Act of 50% or more of either the then outstanding shares of common stock or the combined voting power of the Company’s then outstanding voting securities or
(2) Individuals who, as of the date of this Agreement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date of this Agreement whose election or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company, as such terms are used in Rule 14 a-11of Regulation 14A promulgated under the Exchange Act will be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board or
(3) Approval by the stockholders of the Company of:
(a) A reorganization, merger, consolidation or acquisition a “Business

Combination”, with respect to which: (i) those persons who were the stockholders of the Company immediately prior to such Business Combination do not, immediately thereafter, beneficially own more than 50% of the combined voting power of the then outstanding voting securities of the combined business’ then outstanding voting securities in substantially the same proportions as their ownership immediately prior to such Business Combination and (ii) at least a majority of the Incumbent Board comprises a majority of the new Board of Directors of the combined business or
(b) A liquidation or dissolution of the Company or
(c) The sale of all or substantially all of the assets of the Company.
     B. Right of Executive to Terminate . Upon a Change of Control, Executive may terminate this Agreement only if it materially affects Executive’s position and compensation herein.
     C. Compensation Upon a Change of Control, and whereby the Executive elects to terminate his employment as provided in Paragraph 12(B) above, or is not retained under contract by the surviving entity, the Company will pay the Executive as follows:
(1) A lump sum cash payment of the remaining Base Salary due under this Agreement, however no less than two year’s Base Salary at time of termination
(2) A lump sum cash payment equal the average of the Annual Bonuses, if any, paid to the Executive for the three prior years computed by adding the three prior year bonuses and dividing by three or average based on term of employment if less than three years of service
(3) All unvested Shares or other stock-based grants awarded pursuant to the Incentive Plan or other Company benefit plan will accelerate and vest upon the date of Change of Control.
13. Arbitration.
The Company and the Executive mutually consent to the resolution of all claims, controversies or disputes under this Agreement, other than a claim which is primarily for injunctive or other equitable relief, by binding arbitration, in accordance with the Nevada Uniform Arbitration Act. The determination of the arbitrator will be binding. The Company will pay the fees and costs of the arbitrator and all other reasonable direct costs in connection with any arbitration, excluding any legal representation retained by Executive.
14. Right to Cure.
Each party agrees to give the other written notice identifying with specificity any action taken which the notifying party believes to be a material violation of this Agreement, and to give the breaching party a minimum of thirty 30 days thereafter to cure such breach prior to the notifying party commencing adverse action, terminating this Agreement, or initiating equitable relief or arbitration.
15. Miscellaneous.

     A. Laws. This Agreement will be governed by, and construed in accordance with, the laws of the State of Nevada, without reference to principles of conflict of laws, and the parties agree that the courts of appropriate jurisdiction located in Clark County, Nevada will be the forum for disputes brought hereunder.
     B. Interpretation. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement will be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, will remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.
     C. Taxes. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.
     D. Strict Compliance. The Executive’s or the Company’s failure to insist upon strict compliance with any provision of, or to assert any right under this Agreement including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Paragraph 5 of this Agreement will not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.
     E. Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed original, and said counterparts will constitute but one and the same instrument. Facsimile signatures will be deemed original signatures.
     F. Survival . The respective rights and obligations of the parties hereunder will survive any termination of the Executive’s employment or arrangements to the extent necessary to the intended preservation of such rights and obligations.
     G. Beneficiaries The Executive will be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive’s death by giving the Company written notice thereof. In the event of the Executive’s death or a judicial determination of his incompetence, references in this Agreement to the Executive will be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.
     H. Notices. All notices and other communications under this Agreement will be in writing and will be given by hand to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows, or to such other address as either party furnishes to the other in writing in accordance with this Paragraph. Notices and communications will be effective when actually received by the addressee:
To the Executive:
Trillium Hills Farm
185 Trillium Hills Way
Fincastle, VA 24090
To the Company:
Full House Resorts, Inc.

4670 South Fort Apache Road Suite
190 Las Vegas, Nevada 89147
Attn: General Counsel
     I. Severability. The provisions of this Agreement are severable, and if any one or more provisions is determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provision to the extent enforceable, will nevertheless be binding and enforceable.
     J. Binding Agreement. The rights and obligations of the Company and Executive under this Agreement will be binding upon and inure to the benefit of, and be enforceable by and against, the parties hereto and their respective heirs, personal representations, and successors and assigns.
     K. Waiver. Either party’s failure to enforce any provisions of this Agreement will not in any way be construed as a waiver of any such provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative, and the waiver by a party of any single remedy will not constitute a waiver of such party’s right to assert all other legal remedies available to his or it under the circumstances.
     L. Successors. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns provided however, that this Agreement is for personal services and is not assignable by Executive.
     M. Entire Agreement. This Agreement constitutes the entire agreement between the Company and Executive with respect to the subject matter hereof, and may not be modified or terminated orally. No modification, termination or attempted waiver of this Agreement will be valid unless in writing and signed by the party against whom the same is sought to be enforced.
IN WITNESS WHEREOF, the Executive and the Company, pursuant to the authorization of its Board of Directors, have caused this Agreement to be executed on the date first above written.

Company:		Executive:

Full House Resorts, Inc

By:	/s/ Carl G. Braunlich	/s/ Andre M. Hilliou

	Chairman, Compensation Committee	Andre Hilliou

EXECUTIVE EMPLOYMENT
APPENDIX “A”

Executive Name: Andre Hilliou	Position: Chief Executive Officer

BASE SALARY: $250,000 as of June 1, 2007	Annually, paid in equal installments twice per month
ANNUAL INCENTIVE
COMPENSATION (BONUS): 200% of base compensation subject to annual objectives established by the compensation committee as part of the business plan
STOCK COMPENSATION: 275,000 Shares of Restricted Stock which were granted May 31, 2006 and which vest one-quarter on May 31, 2006 and one-quarter annually thereafter on January 6, 2007, 2008 and 2009 respectively.
BENEFITS:
     Medical insurance for employee in accordance with company plan as in affect from time to time